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   As filed with the Securities and Exchange Commission on November 5, 1996



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   Form N-8A


                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

   Name:  PROVIDIAN SERIES TRUST

   Address of Principal Business Office:    Post Office Box 32700
                                            400 West Market Street
                                            Louisville, Kentucky 40232

   Telephone Number:  (502) 560-2000

   Name and Address of Agent for Service of Process: Kimberly A. Scouller,
                                                     Esquire
                                                     Providian Corporation
                                                     400 West Market Street
                                                     Louisville, Kentucky 40202
Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES   X    NO
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                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, Providian Series Trust has caused this notification of registration to be duly signed on behalf of the registrant, in the city of Louisville and Commonwealth of Kentucky on the 4th day of November, 1996.


                                              PROVIDIAN SERIES TRUST


(Seal)

                                              By: /s/ Kris A. Robbins
                                                  -------------------------
                                                       Kris A. Robbins
                                                       President and Trustee


Attest: /s/ Kimberly A. Scouller
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                  Name

        Assistant Secretary
        ------------------------
                 Title